CAMDEN NATIONAL CORPORATION
THIRD AMENDED AND RESTATED
MANAGEMENT STOCK PURCHASE PROGRAM
Effective February 28, 2023

I.INTRODUCTION
The purpose of the Camden National Corporation Third Amended and Restated Management Stock Purchase Program (the “Program”) is to provide equity incentive compensation to selected employees of Camden National Corporation (the “Company”) and its Subsidiaries.
Participants in the Program may elect to receive Restricted Stock in lieu of a portion of their incentive payment. Restricted Stock is granted at a discount (as determined by the Compensation Committee) of the Fair Market Value of the Stock on the date of grant. The participant’s Restricted Stock will vest as provided in Section V.A. This Program is a component program of the Camden National Corporation 2022 Equity and Incentive Plan (the “2022 Plan”). Notwithstanding anything herein to the contrary, this Program shall be subject to and governed by all the terms and conditions of the 2022 Plan, including the powers of the Committee set forth in Section 2(b) of the 2022 Plan.
Capitalized terms in this Program shall have the meaning specified in the 2022 Plan, unless a different meaning is specified herein.
II.ADMINISTRATION
The Program shall be administered by the Committee. The Committee shall have complete discretion and authority with respect to the Program and its application, except as expressly limited herein. Determinations by the Committee shall be final and binding on all parties with respect to all matters relating to the Program.
III.ELIGIBILITY
Employees of the Company and its Subsidiaries as designated by the Committee shall be eligible to participate in the Program.
IV.PARTICIPATION
A.Restricted Stock. Participation in the Program shall be based on the award of Restricted Stock.
B.Cost of Restricted Stock. The “Cost” of each share of Restricted Stock shall be at a discount (as determined by the Compensation Committee) to the Fair Market Value of the Stock on the date the Restricted Stock is awarded.
C.Election to Participate. Each participant may elect to receive an award of Restricted Stock under the Program in lieu of either 10% or 20% of the participant’s incentive payment by completing a bonus election agreement (the “Bonus Election Agreement”). The Committee, in its sole discretion, shall determine which incentive or bonus payments are eligible for such election. The Bonus Election Agreement shall provide that the participant elects to receive Restricted Stock in lieu of 10% or 20% of any incentive payment. Bonus Election Agreements must be received by the Company before the deadline date established by the Committee in relation to the applicable incentive program payout schedule. Notwithstanding the foregoing, the Committee may require certain officers to participate in the Program.
D.Award of Restricted Stock. On the dates that incentive payments are paid, the Company shall award, to each participant who has completed a Bonus Election Agreement, Restricted Stock as follows: Each such participant shall receive a whole number of shares of Restricted Stock determined by dividing the amount (expressed in dollars) that is equal to 10 percent or 20 percent, as the case may be, of the participant’s gross incentive payment by the Cost of each share of Restricted Stock awarded on such date. No fractional shares of Restricted Stock will be credited and the amount equivalent in value to the fractional shares of Restricted Share will be paid out to the participant currently in cash. Shares of Restricted Stock are purchased with after-tax dollars (i.e., the entire bonus is considered taxable income).

V.VESTING OF RESTRICTED STOCK
A.Vesting. A participant shall be fully vested in each share of Restricted Stock two (2) years after the date such share of Restricted Stock was awarded, subject to a participant’s continued employment with the Company or a Subsidiary through such date; provided that, unless otherwise determined by the Committee, if a participant’s employment with the Company terminates due to such participant’s death or Disability prior to vesting, such participant shall be fully vested in each share of Restricted Stock upon such termination of employment. “Disability” shall have the same meaning as set forth in the participant’s written employment agreement (or other similar written agreement) with the Company or a Subsidiary. In the absence of such a definition, “Disability” means any mental or physical condition with respect to which the participant qualified for and receives benefits under a long-term disability plan of the Company or Subsidiary, or in the absence of such a long-term disability plan or coverage under such plan, “Disability” shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the participant from fulfilling the Participant’s duties or responsibilities to the Company or a Subsidiary. If an Award is determined to be subject to Code Section 409A, then notwithstanding anything else herein to the contrary, “Disability” or “Disabled” shall mean that the participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s Employees, or (iii) is determined to be totally disabled by the Social Security Administration. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination of Service due to Disability has occurred.
B.Settlement Prior to Vesting. If a participant’s employment with the Company or a Subsidiary terminates for any reason prior to vesting, except for death or Disability or as otherwise provided in the participant’s employment agreement, if any, the participant’s non-vested Restricted Stock shall be forfeited back to the Company and the participant shall receive a cash payment equal to the lesser of (a) the Cost of such Restricted Stock or (b) an amount equal to the number of shares of such Restricted Stock multiplied by the Fair Market Value of a share of Stock on the date of the participant’s termination of employment. Because the Restricted Stock was purchased on an after-tax basis, this cash payment will not be considered taxable income to the participant.
VI.     DIVIDENDS
During the period of restriction, all ordinary cash dividends paid upon any Restricted Stock will be retained by the Company and will be paid to the relevant participant (without interest) when the Restricted Stock vests and will revert back to the Company if for any reason the Restricted Stock upon which such dividends or other distributions were paid reverts back to the Company.